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                                                                     EXHIBIT 11

                       VERITAS DGC INC. AND SUBSIDIARIES

                      COMPUTATION OF INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)


                                                          FOR THE THREE MONTHS ENDED
                                                                  OCTOBER 31,
                                                          --------------------------
                                                              1996        1997
                                                            ---------   ---------
PRIMARY INCOME  PER SHARE:
    Weighted average shares of common stock outstanding        18,382      22,424
                                                            =========   =========
    Primary income per share                                $     .28   $     .95
                                                            =========   =========

FULLY DILUTED INCOME PER SHARE:
    Weighted average shares of common stock outstanding        18,382      22,424
    Shares issuable from assumed conversion of:
        Warrants                                                  174          37
        Stock options                                             394         334
                                                            ---------   ---------
    Weighted average shares outstanding, as adjusted           18,950      22,795(1)
                                                            =========   =========

    Fully diluted income per share                          $     .27   $     .94
                                                            =========   =========

NET INCOME FOR PRIMARY AND FULLY DILUTED COMPUTATION        $   5,168   $  21,319
                                                            =========   =========


(1) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.